EMPLOYMENT AGREEMENT

GATEWAY CERTIFICATIONS, INC.

&

LAWRENCE WILLIAMS, JR.

THIS EMPLOYMENT CONTRACT ("Agreement") is dated as of the 22nd day of December, 2006, by and between Gateway Certifications, Inc., a Nevada corporation (the "Company"), with an address at 250 West 57th Street, New York, NY 10107 and Lawrence Williams, Jr., an individual (“EMPLOYEE”), residing at 435 West 57th Street Apt 1-L, New York, New York, 10019.

BACKGROUND

WHEREAS, the Company is in the business of providing certification services to women-owned and minority-owned businesses that seek Minority Business Enterprises certification (MBE), Women’s Business Enterprise certification (WBE), Disadvantaged Business Enterprise (DBE) certification, 8a and or SDB designation and various State, City and private sector certifications; and

WHEREAS, EMPLOYEE has had significant experience in the development of small businesses; and

WHEREAS, the Company desires to retain the services of EMPLOYEE; and

WHEREAS, EMPLOYEE is willing to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

EMPLOYEE is hereby employed and engaged to serve the Company as the Chief Executive Officer and President or such additional titles as the Company shall specify from time to time though no change is to be made to title and any related duties without the explicit written approval of the EMPLOYEE, and EMPLOYEE does hereby accept, and EMPLOYEE hereby agrees to such engagement and employment.

1. Duties.  EMPLOYEE shall be responsible for meeting the company’s, growth and profit directed activities. To achieve these and all other defined objectives EMPLOYEE shall (i) participate in managing budgets and obtaining financing; (ii) support the Company’s mission, strategic and tactical plan, including, business development, sales, marketing, and project management and; (iii) the establishment of corporate policy and culture; (iv) investor and public relations (IR/PR); and (v) compliance with US regulatory agencies (financial and service related). Employee shall work closely with the Company’s CFO and Secretary in defining and achieving all objectives. In addition, EMPLOYEE’s duties shall be such duties and responsibilities as the Company’s Board of Directors shall specify from time to time, and shall entail those duties customarily performed by Chief Executive Officer of a similarly situated company. EMPLOYEE shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s Board of Directors. EMPLOYEE shall be responsible and report only to the Company’s Board of Directors. In its sole and absolute discretion, the Company’s Board of Directors shall determine EMPLOYEE’s duties and responsibilities and may assign or reassign EMPLOYEE to such duties and responsibilities as it deems in the Company's best interest, to the extent such assignment or reassignment is commensurate with the duties customarily performed by the Chief Executive Officer of a similarly situated company.  EMPLOYEE shall devote his full-time attention, energy, and skill during normal business hours to the business and affairs of the Company and shall not, during the Employment Term, as that term is defined below, be actively engaged in any other business activity, except with the prior written consent of the Company’s Board of Directors. Notwithstanding anything to the contrary in this Agreement EMPLOYEE is not precluded from devoting reasonable periods of time required for:

(a) serving as a director or member of a committee of any organization or corporation, charity or governmental position involving no conflict of interest with the interests of the Company;

(b) managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement as determined by the Company.

2. Best Efforts of EMPLOYEE.  During his employment hereunder, EMPLOYEE shall, subject to the direction and supervision of the Company’s Board of Directors, devote his full business time, best efforts, business judgment, skill, and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder.

3. Employment Term. Unless terminated pursuant to Section 10 of this Agreement, the term of this Agreement shall commence as of the Effective Date of this Agreement and shall continue for a term of twenty four (24) months (the “Initial Term”), and shall be automatically renewed for successive one (1) year terms (the “Renewal Term”) unless a party hereto notifies the other that it does not wish to renew the Agreement at least 30 days prior to the expiration of the then current term (the terms “Initial Term” and “Renewal Term” are collectively hereinafter referred to as the “Employment Term”).

4. Compensation of EMPLOYEE.

(a) Base Compensation.  As compensation for the services provided by EMPLOYEE under this Agreement, the Company shall issue EMPLOYEE 1.2 million shares of the Company’s common stock, par value $.001 (“Equity Compensation”) and pay EMPLOYEE thirty percent (30%) of revenues derived by the Company (the “Base Compensation”).  The Base Compensation shall be reviewed each year and may be increased in the sole discretion of the Company’s Board of Directors (or it’s Compensation Committee).  However, the Company shall review the Base Compensation six months from the effective date of this Agreement. EMPLOYEE is also eligible to receive a bonus per the discretion of the Company’s Board of Directors.

5. Business Expenses.  The Company shall reimburse EMPLOYEE for all reasonable out-of-pocket business expenses incurred in performing EMPLOYEE’s duties and responsibilities hereunder in accordance with the Company's policies, provided EMPLOYEE promptly furnishes to the Company adequate records of each such business expense.

6. Location of EMPLOYEE's Activities.  EMPLOYEE’s principal place of business in the performance of his duties and obligations under this Agreement shall be at a place to be determined by the Board of Directors within the New York City area.  Notwithstanding the preceding sentence, EMPLOYEE will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

7. Confidentiality.  EMPLOYEE recognizes that the Company has and will have business affairs, products, future plans, customer lists, and other vital, non-publicly disclosed information (collectively "Confidential Information") that are valuable assets of the Company.  EMPLOYEE agrees that he shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use in any manner (except in performance of his services to the Company pursuant to the terms of this Agreement) any Confidential Information to any third party without the prior written consent of the Company’s Board of Directors.  EMPLOYEE will protect the Confidential Information and treat it as strictly confidential.

8.  Non-Competition.  EMPLOYEE acknowledges that he has gained, and will gain extensive knowledge in the business conducted by the Company and has had, and will have, extensive contacts with customers of the Company.  Accordingly, EMPLOYEE agrees that he shall not compete directly or indirectly with the Company in the FIELD, either during the Employment Term or during the twelve (12) month period immediately after the Employment Term. For the purposes of this Section 8, competing directly or indirectly with the Company shall mean engaging, directly or indirectly, as principal owner, officer, partner, consultant, advisor, or otherwise, either alone or in association with others, in the operation of any entity engaged in the FIELD. Other than in connection with a legal proceeding or a proceeding of a regulatory body EMPLOYEE and Company shall not, for a five (5) year period after the Employment Term, make public statements in derogation of the other. This non-compete shall apply in the instance that EMPLOYEE voluntarily leaves pursuant to 9(a) or is terminated for good reason pursuant to 9(b).

9. Termination.   Notwithstanding any other provisions hereof to the contrary, EMPLOYEE’s employment hereunder shall terminate under the following circumstances:

(a) Voluntary Termination by EMPLOYEE. EMPLOYEE shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term. If the voluntary termination of this Agreement by EMPLOYEE occurs within the Initial Term, EMPLOYEE shall return a percentage of the Equity Compensation issued to EMPLOYEE based on the ratio of Equity Compensation to total days employed within the Initial Term.

(b) Termination by EMPLOYEE for GOOD REASON. EMPLOYEE shall have the right to terminate this Agreement upon 30 days notice to Company for Good Reason, which shall not be affected by the EMPLOYEE's incapacity due to physical or mental illness. The EMPLOYEE's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder though EMPLOYEE shall provide notice to the Company within 60 days of such material adverse change constituting GOOD REASON. GOOD REASON shall mean the occurrence, without the EMPLOYEE's express written consent, of any of the following circumstances unless, in the case of paragraphs (i) through (iv), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof which shall be no less than twenty (20) days:

(i) the assignment to the EMPLOYEE of any significant duties materially inconsistent with the EMPLOYEE's status as a senior executive officer of the Company or a materially adverse alteration in the nature or status of the EMPLOYEE's responsibilities;

(ii) the relocation of the Company's principal executive offices to a location outside the Metropolitan New York area or the Company's requiring the EMPLOYEE to be based anywhere other than the Company's principal executive offices, excluding required travel on the Company's business to an extent materially consistent with the EMPLOYEE's present business travel obligations;

(iii) the act by the Company, without the EMPLOYEE's consent, to reduce by more than 20% any portion of the EMPLOYEE's current compensation except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;

(iv) the material breach by the Company of any term of this Agreement.

(c) Voluntary Termination by the Company.  The Company shall have the right to voluntarily terminate this Agreement and EMPLOYEE’s employment hereunder at any time during the Employment Term. If the voluntary termination of this Agreement by the Company occurs within the Initial Term, EMPLOYEE shall retain a percentage of the Equity Compensation issued to EMPLOYEE based on the ratio of Equity Compensation to total days employed within the Initial Term.

(d) Termination for Cause.  The Company shall have the right to terminate this Agreement and EMPLOYEE’s employment hereunder at any time for cause. As used in this Agreement, "cause" shall mean refusal by EMPLOYEE to implement or adhere to lawful policies or directives of the Company’s Board of Directors in accordance with the terms and conditions of this Agreement, breach of this Agreement, EMPLOYEE’s conviction of a felony, other conduct of a criminal nature as determined by governmental authorities that may have a material adverse impact on the Company's reputation, breach of fiduciary duty or the criminal misappropriation by EMPLOYEE of funds from or resources of the Company. Cause shall not be deemed to exist unless the Company shall have first given EMPLOYEE a written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute "cause" and thirty (30) days after such notice such conduct has, or such circumstances have, as the case may be, not entirely ceased and not been entirely remedied to the reasonable satisfaction of the Company.

(e) Termination Upon Death or for Disability.  This Agreement and EMPLOYEE’s employment hereunder, shall automatically terminate upon EMPLOYEE’s death or upon written notice to EMPLOYEE and certification of EMPLOYEE’s disability by a qualified physician or a panel of qualified physicians if EMPLOYEE will be disabled continuously beyond a period of twelve (12) months and will be unable to perform the duties contained in this Agreement.

(f) Effect of Termination. In the event that this Agreement and EMPLOYEE’s employment is voluntarily terminated by EMPLOYEE pursuant to Section 9(a), or in the event the Company terminates this Agreement for cause pursuant to Section 9 (d), all obligations of the Company shall cease except for the obligations of both parties under Section 15. In the event that this Agreement and EMPLOYEE’s employment is terminated under Sections 9(a) through 9(e) all duties, responsibilities and obligations of EMPLOYEE under this Agreement shall cease except for the restrictions and/or obligations of Sections 7, 8, 9 and 15.

10. Resignation.  In the event that EMPLOYEE’s employment with the Company is terminated for any reason whatsoever, EMPLOYEE agrees to immediately resign as an officer of the Company and any related entities. For the purposes of this Section 10, the term the "Company" shall be deemed to include subsidiaries, parents, and affiliates of the Company.

11. No Mitigation. The Company agrees that, if the EMPLOYEE's employment is terminated during the term of this Agreement, the EMPLOYEE is not required to seek other employment or to attempt in any way to reduce any amounts payable and due to the EMPLOYEE by the Company under this Agreement.

12. Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any applicable conflicts of law provisions.

13. Business Opportunities.  During the Employment Term EMPLOYEE agrees to bring to the attention of the Company’s Board of Directors all written business proposals that come to EMPLOYEE’s attention and all business or investment opportunities of whatever nature that are created or devised by EMPLOYEE and that relate to areas in which the Company conducts business and might reasonably be expected to be of interest to the Company or any of its subsidiaries.

14. Employee’s Representations and Warranties. EMPLOYEE hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede EMPLOYEE from performing his duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement. EMPLOYEE hereby agrees to indemnify and hold the Company and its officers, directors, employees, shareholders and agents harmless in connection with the representations and warranties made by EMPLOYEE in this Section 14.

15. Indemnification.

(a) The Company agrees that if EMPLOYEE is made a party, or at any time is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a  "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, unless the basis of such Proceeding is EMPLOYEE’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, EMPLOYEE shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of New York or the Company’s State of Incorporation (whichever is broader), against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by EMPLOYEE in connection therewith, and such indemnification shall continue as to EMPLOYEE even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of EMPLOYEE’s heirs, executors and administrators.  The Company shall advance to EMPLOYEE or to his heirs, executors and administrators to the extent permitted by law all reasonable costs and expenses which may be reasonably incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance.  Such request shall include an undertaking by EMPLOYEE or  EMPLOYEE’s heirs, executors and administrators to repay the amount of such advance if it shall ultimately be determined that EMPLOYEE or his heirs, executors and administrators  is not entitled to be indemnified against such costs and expenses.

 (b) Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by EMPLOYEE that indemnification of EMPLOYEE is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that EMPLOYEE has not met such applicable standard of conduct, shall create a presumption that EMPLOYEE has not met the applicable standard of conduct.

16. Notices.  All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:

Gateway Certifications, Inc.

250 West 57th Street, Suite 917

New York, NY 10107

17. Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the specific terms of this employment of the EMPLOYEE by the Company and there are no other promises or conditions in any other agreement, whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of EMPLOYEE and is not assignable or delegable, in whole or in part, by EMPLOYEE. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable and any such provision that is held to be invalid or unenforceable shall be substituted by a valid or enforceable provision that is as similar in its intent as to the invalid or unenforceable provision.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

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 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GATEWAY CERTIFICATIONS, INC.: EMPLOYEE:

        /s/ Lawrence Williams, Jr.

By: _____________________________

Name: Lawrence Williams, Jr.